Exhibit 2.1

PCL EMPLOYEES HOLDINGS LTD.

UNANIMOUS SHAREHOLDERS AGREEMENT

i

Dated for reference the 19th day of August, 2010

UNANIMOUS SHAREHOLDER AGREEMENT

CONCERNING:

PCL EMPLOYEES HOLDINGS LTD.

(hereinafter called “PCLEH”)

WHEREAS:

A. PCLEH is incorporated pursuant to the laws of the Province of Alberta.

B. The signatories hereto are all of the legal and beneficial owners of shares of PCLEH, and as such wish to define their relationship to one another and to PCLEH.

C. The legal and beneficial owners of shares of PCLEH and PCLEH wish to define their respective rights and responsibilities to sell and purchase shares under various circumstances, to create a market for the shares of PCLEH within the limits hereinafter set forth and otherwise to deal with those matters permitted to be dealt with by a unanimous shareholder agreement under the Business Corporations Act.

NOW THEREFORE THIS AGREEMENT WITNESSETH and the parties hereto mutually covenant and agree with the others as follows:

SECTION I – INTERPRETATION

Article 1.01 – Definitions:

1.01.01 In this Agreement:

(a)	“Act” means the Business Corporations Act (Alberta) and all amendments and regulations enacted thereto or in pursuance or substitution thereof.

(b)	“address” includes an Electronic Address.

(c)	“Affiliate” means an affiliate as that term is defined in the Act.

(d)	“Agreement” means this agreement together with its schedules.

(e)	“Approved Lender” means a bank, trust company or other institutional lender as approved by the Directors from time to time as a lender to whom Share Loan Security may be granted.

(f)	“Articles” means PCLEH’s articles of continuance, as amended from time to time.

(g)	“Authorized Legal Representative” means an Affiliate that, with the approval of the Directors, (i) holds Shares as legal representative for and acts as agent for, and/or for the benefit of and on behalf of, one or more identifiable groups or classes of persons holding a beneficial interest in such Shares and (ii) has no beneficial interest in the Shares so held.

(h)	“Common Share” means a Share that is not a Redeemable Share.

(i)	“Directors” means the Board of Directors of PCLEH and includes Shareholders acting in the capacity of directors of PCLEH and any consent, election, request or other act or decision of the Directors required hereunder means a resolution of the Board of Directors to that effect.

(j)	“Electronic” includes created, recorded, transmitted or stored in digital form or in any other intangible form by electronic, magnetic or optical means or by any other means that have similar capabilities for creation, recording, transmission or storage.

(k)	“Electronic Address” mean, for a particular person, the email address or other Electronic coordinates to which Electronic Communications can be made to and received by such person, including:

(i)	in the case of an Employed Shareholder or Employed Representative, the Electronic Address (an “Electronic Employment Address”) assigned to such person by a member of the PCL Family for the purposes of sending and receiving Electronic Communication in the course of that person’s employment with a member of the PCL Family; and

(ii)	any other Electronic Address that such person may from time to time notify to PCLEH or its Subsidiaries or Affiliates, in writing or by Electronic Communication, as being an Electronic Address to which Electronic Communications can be made to such person.

(l)	“Electronic Communication” means electronic mail or any other form of transmission of information by Electronic means pursuant to which the entire text and other contents of the document, notice or other information intended to be communicated to the recipient thereof (including photographs or other visual representations, if any, included within such communication) can be electronically transmitted to, and accessed and read by, the intended recipient thereof, provided that the content of such communication is:

(i)	accessible by the intended recipient so as to be usable for subsequent reference, and

(ii)	capable of being retained by that recipient.

(m)	“Employed Representative” means the Employee holding more than 50% of the voting shares of a particular Employee’s Corporation.

(n)	“Employed Shareholder” means a Shareholder who is an Employee.

(o)	“Employee” means an employee of any member of the PCL Family, as defined in paragraph 1.01.01(u).

(p)	“Employee Share Participation Plan” means a plan pursuant to which an Employee or Employee’s Corporation holds a beneficial interest in Plan Shares that are legally held on behalf of that Employee or Employee’s Corporation by an Authorized Legal Representative and which satisfies the following criteria (the “Plan Requirements”):

(i)	the Authorized Legal Representative acts as agent for, and/or for the benefit of and on behalf of, each Plan Shareholder in respect of the Plan Shares beneficially owned by such Plan Shareholder pursuant to the plan;

(ii)	the plan expressly states that it is the intention of the relevant parties for United States federal income tax and other purposes that the plan will be treated as a mere contractual arrangement for participating in the ownership of PCLEH and not as a partnership, a joint venture, a co-ownership arrangement, a corporation or similar arrangement;

(iii)	the plan is not an employee stock ownership plan within the meaning of Section 4975(e)(7) of the United States Internal Revenue Code of 1986, as amended and the Treasury Regulations thereunder or Section 407(d)(6) of the United States Employee Retirement Income Security Act of 1974, as amended; and

(iv)	the plan, including any custodial account established pursuant to the plan for the Authorized Legal Representative to hold property on behalf of the plan participants, shall be invested exclusively in Plan Shares and nothing else.

(q)	“Employee’s Corporation” means:

(i)	Any body corporate (regardless of who its shareholders are) deemed by the Directors to be an Employee’s Corporation upon such conditions and subject to such restrictions and limitations as the Directors determine; or

(ii)	A body corporate satisfying each of the following conditions:

(1)	more than 50% of the issued voting shares are held by a person who is, for the time being, an Employee;

(2)	such shares held by such Employee are not the subject of any agreement, trust, or other arrangement which prevents the Employee from exercising a full and unfettered discretion in voting such shares (except as permitted pursuant to paragraph 2.03.01); and

(3)	the Directors of PCLEH have not determined, as they may do in their discretion, that the Employee is party to an agreement, trust or arrangement which does so prevent the Employee from exercising such discretion.

For greater certainty, a body corporate which ceases to satisfy the foregoing conditions ceases to be an Employee’s Corporation.

(r)	“Incompatible Shareholder” means a Plan Shareholder in respect of whom the Directors have made the determination that his or her continued participation in an Employee Share Participation Plan would be reasonably likely to (i) render the Employee Share Participation Plan incapable of qualifying for exemption from registration under Rule 12h-1(a) promulgated under the United States Security Exchange Act of 1934 (or any successor rule); or (ii) otherwise render the Employee Share Participation Plan incapable of accomplishing the purposes for which the Employee Share Participation Plan was established whether by reason of disqualification from some exemption or entitlement or otherwise.

(s)	“Non-Employed Shareholders” means all the Shareholders excluding:

(i)	persons who are in PCLEH’s employment or that of an Affiliate, and

(ii)	persons who, having been formerly in PCLEH’s employment or that of an Affiliate, were, while in that employment, Shareholders and have continued to be Shareholders after termination of that employment.

(t)	“Non-Material Amendment” means an amendment to this Agreement that has no material impact upon the Shareholders or any of them including, in particular, but without limitation:

(i)	corrections to typographical or printing errors, including errors in spelling, paragraph numbering or paragraph references; and

(ii)	amendments to reflect changes in legislative titles, legislative section references and references to provisions enacted in substitution or replacement of any legislative provisions specified hereunder.

(u)	“PCL Family” means PCLEH and all Subsidiaries and Affiliates of PCLEH for the time being and from time to time.

(v)	“Parties” means the Shareholders, the Plan Shareholders and PCLEH.

(w)	“Plan of Arrangement” means the plan of arrangement approved by order of Mr. Justice D.R.G. Thomas of the Court of Queen’s Bench of Alberta on August 17, 2010 in Action Number 1003 08287.

(x)	“Plan of Arrangement Amendments” means the amendments to this Agreement effected pursuant to the Plan of Arrangement.

(y)	“Plan Requirements” has the meaning set forth in paragraph 1.01.01(p) of this Agreement

(z)	“Plan Shares” means Shares that, pursuant to the Articles, may not be held of record by any person other than an Authorized Legal Representative in connection with an Employee Share Participation Plan except with the consent of the Directors or upon the termination of the Employee Share Participation Plan pursuant to which such Shares are being held. Any reference herein to any Plan Shareholder’s Plan Shares means such Plan Shares as are at the relevant time represented by a stock certificate issued to the Authorized Legal Representative to hold as agent for, and/or for the benefit of and on behalf of, such Plan Shareholder pursuant to the terms of an Employee Share Participation Plan.

(aa)	“Plan Shareholder” means a person who holds a beneficial interest in Shares being held for and/or on behalf of that person by an Authorized Legal Representative under the provisions of an Employee Share Participation Plan.

(bb)	“Prime Rate” means that rate of interest per annum declared from time to time by the Toronto-Dominion Bank as being its prime rate of interest for Canadian dollar loans in Canada.

(cc)	“Redeemable Shares” means Class 7 Shares and Class 8 Shares and any other Shares retractable or redeemable at the option of PCLEH or of the holder thereof, or both, pursuant to the provisions of the Articles. It is acknowledged that as of the Effective Time the Articles do not authorize Redeemable Shares other than the Class 7 Shares and Class 8 Shares.

(dd)	“Related Group” means a group of persons each member of which is related to at least one other member of the group and for purposes of this definition “related” has the same meaning as it is given under the Income Tax Act (Canada), s. 251(2), as amended to the Effective Time.

(ee)	“Share” means, subject to paragraph 1.02.08, a share in the issued share capital of PCLEH.

(ff)	“Share Loan Security” means a pledge, or other form of security approved by the Directors, taken by an Approved Lender in or over Shares, or an interest therein, for the purposes of securing a loan made by that Approved Lender to the holder of such Shares.

(gg)	“Shareholders” means, subject to paragraph 1.02.08, shareholders in PCLEH.

(hh)	“Stock Transfer” means a form of transfer from time to time adopted by PCLEH for the purpose of conveying a Shareholder’s or Plan Shareholder’s beneficial interest (and legal title if any) in Shares or Plan Shares, as the case may be.

(ii)	“Transfer Documents” means in respect of any sale or other transfer of Shares contemplated hereunder, and as PCLEH may in its discretion from time to time elect, (1) a share certificate for such Shares endorsed for transfer in blank by the registered or beneficial holder of such Shares; (2) a Stock Transfer for such Shares executed by the beneficial holder of such Shares; or (3) both.

(jj)	“Voting Share” means a Share entitling the holder to notice of, and to vote at, a general meeting of Shareholders.

(kk)	“Voting Shareholder” means a holder of Voting Shares.

1.01.02	The terms defined in the main body of this Agreement also include the following:

“Acting Officers”	4.01.01
“Adjusted Consolidated Book Value”	11.02.01
“Amendment Date”	14.08.03(e), 14.09.02
“Amendment Deadline”	14.09.02
“Amendment Responses”	14.09.02
“Approved Corporation”	2.06.01(b)
“Approved Director”	2.06.01(a)
“Closing Date”	6.03.01(a)
“Divested Shares”	6.03.01(a), 8.02.01, 8.02.02
“Effective Time”	14.06.01
“Electronic Employment Address”	1.01.01 (k)(i)
“Guarantees”	14.15.01
“Notice of Acceptance”	8.03.01
“Notice of Offer”	8.02.01, 8.02.02
“Notice of Proposed Amendment”	14.09.02
“Notice to Sell”	6.03.01(a)
“Notified Shareholder”	6.01.01(c)
“Plan Requirements”	1.01.01(p)
“Purchase Price”	8.04.01 (a)
“Respondents”	14.09.02(a)
“Selling Shareholder”	8.02.01
“Shareholder Information”	13.02.01
“Special Withdrawing Shareholder”	6.01.01(b)

“Tender Date”	8.01.03
“Tender Deadline”	8.04.01 (b)
“Valuation Date”	11.01.01
“Withdrawing Shareholder”	6.01.01(a)

1.01.03 All other terms used herein shall, unless a contrary intention appears, have the same meaning and definition as is contained in the Act.

Article 1.02 – Interpretation

1.02.01 Where a period of time is prescribed, dated or calculated from a day or event the time shall be calculated excluding such day or the day of such event, unless a contrary intention appears.

1.02.02 Where the time for doing anything falls or expires on a Saturday, Sunday or on a holiday (as defined in the Interpretation Act (Alberta)) then such thing may be validly done on the first day thereafter that is not a Saturday, Sunday or a holiday.

1.02.03 In this Agreement words importing the singular shall include the plural and words importing the masculine shall include the feminine or neuter or bodies corporate, or vice versa, as the context, or the number or gender of the Parties, from time to time, so requires.

1.02.04 The headings of the clauses contained in this Agreement have been inserted for convenience of reference only and shall not in any manner affect the interpretation of this Agreement.

1.02.05 (a)	Should any portion of this Agreement be illegal, void or otherwise unenforceable, the rest of this Agreement shall remain in full force and effect and be binding upon the Parties as though such portion had been severed.

(b)	Should any portion of this Agreement be illegal, void or unenforceable in certain circumstances or without certain limitations then to the extent that such portion is not illegal or void and is otherwise enforceable in other circumstances or subject to such limitations, it shall remain in full force and effect.

1.02.06 Without restricting the generality of paragraph 1.02.05, where any person, by reason of any provision of the Act or any other law, is or becomes disentitled to release, protection or indemnification (wholly or in part only) purportedly given under paragraphs 4.02.01, 4.02.02 or 4.02.03, those paragraphs, to the extent that they are not inconsistent with the Act or such law, shall continue in full force and effect.

1.02.07 Any reference to the Act or any other legislation, or to any specific provision thereof, shall be deemed to include any other provision enacted in amendment, substitution or replacement thereof whether by amendment, revision, repeal or consolidation of the Act or other legislation, or by the enactment of separate legislation.

1.02.08 The provisions of this Agreement are meant to apply, and shall be interpreted to apply, to Shareholders and Plan Shareholders equally and with the intent that each shall, except where expressly stated otherwise, have the same rights, obligations and entitlements as the other notwithstanding that Plan Shareholders are not Shareholders of record. For greater certainty but without limitation to the foregoing and whether expressly elsewhere stated herein or not:

(a)	Any reference in this Agreement to a “Shareholder” shall be deemed to include a Plan Shareholder;

(b)	Any reference in this Agreement to a “Share” shall be deemed to include a Plan Share;

(c)	Any reference in this Agreement to a purchase, sale, transfer, assignment, mortgage, pledge, hypothecation, charge, encumbrance or other disposition of a Share, including any Plan Share, shall be deemed to include any and all beneficial interest in such Share;

(d)	A purchase, sale, transfer, assignment, mortgage, pledge, hypothecation, charge, encumbrance or other disposition of a Plan Share shall be deemed to include a purchase, sale, transfer, assignment, mortgage, pledge, hypothecation, charge, encumbrance or other disposition in the Employee Share Participation Plan pursuant to which such Plan Share was being held and, for greater certainty, any reference herein to a given number of Plan Shares includes such additional and collateral interest, if any, that the Shareholder has in the Employee Share Participation Plan itself in respect of that number of Plan Shares and any reference herein to a purchase, sale, transfer, assignment, mortgage, pledge, hypothecation, charge, encumbrance or other disposition of such Plan Shares also includes a purchase, sale, transfer, assignment, mortgage, pledge, hypothecation, charge, encumbrance or other disposition of the Shareholder’s additional or collateral interest, if any, in the Employee Share Participation Plan itself, in respect of those Shares.

SECTION II – SHAREHOLDINGS

Article 2.01 – Restriction on Shareholdings

2.01.01 Save as permitted under paragraph 2.01.02, paragraph 2.03.02 and paragraph 6.01.02, a body corporate may not hold Shares in PCLEH.

2.01.02 Notwithstanding paragraph 2.01.01, an Employee’s Corporation may hold Shares in PCLEH if, but only if, (and only for so long as) one or more of such Shares are Voting Shares.

2.01.03 PCLEH shall not, in any event, issue Shares to a person who is not an Employee, Employee’s Corporation or Authorized Legal Representative as at the time of such issue.

2.01.04 Notwithstanding Sections VI or VIII and any other provision of this Agreement no Shareholder and no member of a Related Group shall acquire legally or beneficially, Voting Shares if, following the acquisition of such shares, such Shareholder or such Related Group would hold, legally or beneficially, more than ELEVEN (11%) PER CENT of the Voting Shares of PCLEH. Notwithstanding the foregoing an Authorized Legal Representative may, in its capacity as legal representative under an Employee Share Participation Plan only, be a registered holder of more than ELEVEN (11%) PER CENT of the Voting Shares of PCLEH provided that it does not hold any beneficial interest in the said Shares and provided that none of the Plan Shareholders for whom it is holding such Shares beneficially owns more than ELEVEN (11%) PER CENT of the Voting Shares of PCLEH.

Article 2.02 – Directors’ Approval of Transfer

2.02.01 Subject to paragraph 2.03.02, no Shares in PCLEH, and no beneficial interest therein, shall at any time be issued or transferred, in whole or in part, voluntarily or involuntarily, by deed, assignment, seizure and sale, declaration of trust, resulting trust, constructive trust, operation of any statute, operation of law or otherwise to any person other than the personal representative of the Shareholder or to the person or persons entitled to the said share or interest under the will or upon the intestacy of the Shareholder, without the consent of the Board of Directors, which said consent may be withheld for any reason whatsoever and which said consent may be given retroactively or in advance.

2.02.02 The Directors shall be deemed to have approved a transfer of Shares made in compliance with Sections VI or VIII hereof.

2.02.03  Without limitation to Article 2.01, no person may transfer any legal or beneficial interest in any Shares except:

(a)	To PCLEH;

(b)	To a nominee of PCLEH appointed pursuant to Article 14.14;

(c)	Pursuant to Share Loan Security granted to an Approved Lender;

(d)	As permitted under Article 2.03;

(e)	From an Employee to an Employee’s Corporation for which that Employee is the Employed Representative as permitted under paragraph 2.01.02;

(f)	From an Employee’s Corporation to its Employed Representative;

(g)	From an Authorized Legal Representative to a Plan Shareholder of the Shares beneficially owned by such Plan Shareholder or from a Shareholder to an Authorized Legal Representative of Shares to be held by the Authorized Legal Representative on that Shareholder’s behalf pursuant to an Employee Share Participation Plan; or

(h)	From a Shareholder to:

(i)	An Employee;

(ii)	An Employee’s Corporation; or

(iii)	A person dealing at arm’s length (as that term is defined in the Canada Income Tax Act, as amended to the effective date hereof) with that Shareholder;

pursuant to an offer to which Section VIII applies and, in respect of which, that person is permitted to purchase those Shares under Article 8.05.

Article 2.03 – Encumbering Shares

2.03.01 No Shareholder shall mortgage, pledge, hypothecate, charge or otherwise encumber any Share or any legal or beneficial interest therein, except:

(a)	in favour of, and as security for an indebtedness to:

(i)	an Approved Lender in respect of a Share Loan Security;

(ii)	PCLEH; or

(iii)	an Affiliate; and

(b)	in the case of Share Loan Security, on terms permitting the release of such security upon payment of a sum not exceeding the purchase price as determined under this Agreement in the event the Shareholder is obligated to sell his or her Shares under this Agreement.

2.03.02	In the course of or following realization upon its security, an Approved Lender may hold Shares.

2.03.03 Subject always to the other terms of this Agreement (including, without limitation, Section VIII) an Approved Lender may sell its Shares to any other person eligible to own Shares under this Agreement.

Article 2.04 – Share Certificates

2.04.01 Each Shareholder covenants with PCLEH that the following shall be conspicuously noted upon all share certificates issued in respect of the Shares held by or on behalf of that Shareholder:

(a)	That the share certificate is non-negotiable; and

(b)	That the Shares represented by such certificate are subject to the terms of this Agreement.

Article 2.05 – Limitation on Numbers

2.05.01 Notwithstanding Section 173 of the Act, where the Directors have determined that the number of Non-Employed Shareholders has exceeded, or is about to exceed, fifty (50) persons, (two (2) or more persons who are the joint registered owners of one (1) or more Shares being counted as one (1) Shareholder) then the Directors are authorized to amend the Articles to delete therefrom or otherwise amend any provision which restricts the number of Non-Employed Shareholders to fifty (50) or fewer persons.

Article 2.06 – Directors as Shareholders

2.06.01 Notwithstanding Articles 2.01 and 2.02, the Directors may approve the ownership of Shares by, or the transfer of Shares to:

(a)	a person who is a member of the Board of Directors of any member of the PCL Family, but who is not an Employee (an “Approved Director”); or

(b)	a body corporate which would be an Employee’s Corporation if the Approved Director were an Employee (an “Approved Corporation”).

2.06.02 An Approved Director or an Approved Corporation may not own more than 50,000 Shares. For greater certainty, if both an approved Director and his or her Approved Corporation own Shares, the combined number of Shares held by the Approved Director and the Approved Corporation may not exceed 50,000.

2.06.03 For the purposes of this Agreement only:

(a)	the meaning of the defined term “Employee” shall be extended to include a person who is an Approved Director;

(b)	the meaning of the defined term “Employee’s Corporation” shall be extended to include an Approved Corporation and in that context, the meaning of the defined term “Employed Representative” shall be extended to include the Approved Director;

(c)	an Approved Director who ceases to be a member of the Board of Directors of a member of the PCL Family shall cease to fall within the meaning of the defined term “Employee” or “Employed Representative”, as appropriate; and

(d)	an Approved Corporation whose Approved Director ceases to be a member of the Board of Directors of a member of the PCL Family shall cease to fall within with meaning of “Employee’s Corporation”.

For greater certainty, the purpose of this Article 2.06.03 is only to make applicable to each Approved Director or Approved Corporation those provisions of this Agreement which apply to Employees, Employed Representatives and Employee’s Corporations, as appropriate, and those provisions of this Agreement which apply to persons who have ceased to be Employees or Employed Representatives or to bodies corporate which have ceased to be Employee’s Corporations, as appropriate, and nothing in this Agreement shall in fact constitute an Approved Director as an Employee.

2.06.04 Notwithstanding Article 2.06.03, an Approved Director or an Approved Corporation shall fall within the meaning of
“Non-Employed Shareholder” for the purposes of Article 2.05.

Article 2.07 – Redeemable/Convertible Shares

2.07.01 PCLEH shall not exercise its right to convert any of the Plan Shares of a particular Shareholder to Redeemable Shares unless such Shareholder is at the time of such exercise:

(a)	a Withdrawing Shareholder; or

(b)	an Incompatible Shareholder.

2.07.02 PCLEH shall not exercise its right to redeem any of the Redeemable Shares of a particular Shareholder unless the Shareholder is, at the time of such exercise, a Withdrawing Shareholder.

2.07.03 A Shareholder may not exercise a right to convert Shares to Shares of any other class while that Shareholder is a Withdrawing Shareholder without the prior consent of the Directors.

2.07.04 Where, in calculating the redemption price of a Redeemable Share under the Articles, the Directors are entitled or required to make a determination or exercise a discretion in connection with such calculation, the Directors shall make identical determinations and exercise any such discretion identically in making calculations of share value under Section XI hereof (to the extent that the same are made in relation to the same fiscal year) and vice versa. Without limitation to the foregoing, any certification issued pursuant to paragraph 11.01.02 hereof shall, insofar as the same may be relevant to the determination of redemption price, be conclusive and binding on all interested persons including PCLEH and the Shareholders.

SECTION III – DIRECTORS’ POWERS

Article 3.01 – Management

3.01.01 The business of PCLEH shall be managed by the Directors, who may exercise all such powers of PCLEH and do on behalf of PCLEH all such acts as may be exercised and done by PCLEH, and as are not by the Act, by PCLEH’s bylaws or by the Articles required to be exercised or done by PCLEH in general meeting.

3.01.02 Any consent, approval, decision, determination or other resolution of the Directors may be exercised retroactively or in advance and where given retroactively shall, if and to the extent the law allows, be deemed to have been made as of the time stated to be effective in such resolution.

Article 3.02 – Reversion of Powers

3.02.01	Notwithstanding paragraph 3.01.01, the Voting Shareholders in general meeting may by ordinary resolution:

(a)	do anything which the Directors may do;

(b)	ratify anything which purports to have been done as an act of the Directors or an act of the Shareholders; and

(c)	govern, abrogate or restrict, from time to time, the Directors’ powers or the manner in which they exercise them, provided that such power of the Voting Shareholders is not exercised retroactively and provided that such power is not exercised so as to contravene any of the provisions of this Agreement.

SECTION IV – INDEMNITY AND RELEASE

Article 4.01 – Definitions

4.01.01 For the purposes of this Section IV “Acting Officers” means the shareholders, directors, managing directors and officers for the time being of PCL Family members acting in relation to the affairs of any member of the PCL Family.

Article 4.02 – Exercise of Duty

4.02.01 The Acting Officers or any of them may be indemnified and secured harmless by PCLEH from and against all actions, costs, charges, losses, damages and expenses (including legal expenses, on a solicitor-client basis) which they, or any of them shall or may incur or sustain by, or by reason of, any act or thing done, concurred in, committed or omitted in or about the execution of their duties or purported duties in their respective offices or trusts or in carrying out any other acts at the request of any PCL Family member, except such, if any, as they shall incur or sustain as a result of anything they have done or omitted to do, with the subjective intent of doing wrong.

4.02.02 None of the Acting Officers shall be liable or in any other manner answerable to the Shareholders or any of their respective heirs, executors, administrators, successors or assigns:

(a)	for the acts, receipts, neglects or defaults of any other Acting Officers; or

(b)	for joining in any act for the sake of conformity; or

(c)	for the acts, receipts, neglects or defaults of bankers or other persons with whom any moneys or effects belonging to a PCL Family member shall or may be lodged or deposited for safe custody; or

(d)	for the insufficiency or deficiency of any security upon which any monies of, or belonging to, a PCL Family member shall be placed out or invested; or

(e)	for voting for, consenting to or participating in any act, authorization or resolution contrary to the provisions of Sections 34, 35, 36, 42, 43, 45, 124, 191 or 242 or any other provision of the Act; or

(f)	for any other loss, misfortune or damage;

which may happen in the execution of acts requested of them by a PCL Family member or in the execution of their respective duties or offices, or in relation thereto EXCEPT ONLY where such Acting Officer has done the same with the subjective intent of doing wrong.

4.02.03 To the extent, if any, not prohibited by the Act, PCLEH may release the Acting Officers or any of them from and against any claims relating to any or all of the matters detailed in paragraph 4.02.02.

4.02.04 Without limitation to paragraph 4.02.02, no Shareholder shall exercise on his or her own behalf or on behalf of PCLEH any votes or other rights attached to the Shares held by him or commence, participate in or support any proceeding (including without limitation any proceeding under sections 118, 240, 241 or 242 of the Act) for the purpose of prosecuting any claims against an Acting Officer in respect of any matter for which, under paragraph 4.02.02, such Acting Officer was not to be liable and each Shareholder waives any right or entitlement he or she may have under the Act or any other statute or common law, to do otherwise.

4.02.05 A Director may vote on any resolution to approve any contract of indemnification or release between PCLEH and that Director or any other Acting Officer of PCLEH provided that the terms of such contract conform to the terms of paragraph 4.02.01 or 4.02.03, as appropriate.

SECTION V – VOTING

Article 5.01 – Casting Vote

5.01.01 The chair of any meeting, whether of the Directors, the Shareholders, or of any committee, shall have a tie-breaking vote in addition to his or her own vote in the event of a tie.

SECTION VI – OPTION TO PURCHASE

Article 6.01 – Definitions and Application

6.01.01 For the purposes of this Agreement:

(a)	“Withdrawing Shareholder” means and includes any of the following:

(i)	A Shareholder who was an Employee but has ceased to be an Employee for any reason including, without limitation, death, dismissal (with or without cause), resignation or retirement;

(ii)	A Shareholder which:

(1)	was an Employee’s Corporation but has ceased to be a Employee’s Corporation for any reason whatsoever (including, without limitation, the death, dismissal (with or without cause), resignation or retirement of its Employed Representative); and

(2)	has not prior to service upon it of a Notice to Sell under paragraph 6.03.01, transferred all of its Shares to its Employed Representative while its Employed Representative was an Employee;

(iii)	An Employee’s Corporation, where any of its issued shares have been seized, transferred in execution (including a transfer made pursuant to the realization of security) or transferred pursuant to any court order (including without limitation, any order made under legislation dealing with matrimonial or other co-habitation entitlements) to any person;

(iv)	A Shareholder whose Shares, or any of them, have been seized, transferred in execution (including a transfer made pursuant to the realization of security) or transferred pursuant to any court order (including without limitation, any order made under legislation dealing with matrimonial or other co-habitation entitlements) to any person;

(v)	Any Shareholder who, and any Employee’s Corporation whose Employed Representative, has been adjudged a bankrupt or has made an assignment into bankruptcy under the laws of any jurisdiction;

(vi)	Any Shareholder who, and any Employee’s Corporation whose Employed Representative, has breached paragraph 4.02.04, Article 14.13, Article 14.16 or any provision of Section X hereof;

(vii)	Any Shareholder who is not an Employee or an Employee’s Corporation;

(viii)	Any Shareholder who alleges in any judicial proceedings whatsoever that an amendment made pursuant to Article 14.08, 14.09 or 14.10 is not binding upon that Shareholder; or

(ix)	A Special Withdrawing Shareholder.

(b)	“Special Withdrawing Shareholder” means and includes any of the following:

(i)	An Employed Shareholder who dies while an Employee; or

(ii)	An Employee’s Corporation whose Employed Representative dies while an Employee;

and includes the executor, administrator, guardian, committee, liquidator, trustee or other authorized representative of such Shareholder.

(c)	“Notified Shareholder” means a Withdrawing Shareholder upon whom a Notice to Sell has been served.

6.01.02 Notwithstanding paragraph 2.01.01, a corporate Shareholder that was, but has ceased to be, an Employee’s Corporation may continue to hold the Shares held by it (as at the date it ceased to be an Employee’s Corporation) unless and until such Shares are purchased by PCLEH (or the nominee, if any, appointed pursuant to Article 14.14) under the terms of this Section VI.

Article 6.02 – Grant

6.02.01 Subject to paragraph 6.03.01(b), PCLEH shall have the option, exercisable at any time, and from time to time, to purchase any of the Common Shares and any of the Redeemable Shares of a Withdrawing Shareholder in the manner and at the price determined in accordance with the terms and conditions hereinafter provided.

Article 6.03 – Exercise

6.03.01(a)	PCLEH may serve upon a Withdrawing Shareholder a notice in writing (the “Notice to Sell”) setting forth the Shares to be purchased (the “Divested Shares”), the purchase price for the Divested Shares and the date (the “Closing Date”) that such Shares are to be delivered to PCLEH, being not less than sixty (60) days and not more than one hundred and eighty (180)

days from the date of service of the Notice to Sell. Subject to sub-paragraph 6.03.01(b), PCLEH may serve a Notice to Sell upon a Withdrawing Shareholder at any time. Upon service of the Notice to Sell the Notified Shareholder shall be obliged to sell and, subject to paragraph 6.04.03, PCLEH shall be bound to purchase, the Divested Shares.

(b)	PCLEH shall serve a Notice to Sell regarding all the Shares of a Special Withdrawing Shareholder within ninety (90) days following the date that such Special Withdrawing Shareholder, or its Employed Representative as the case may be, died.

6.03.02 The purchase price for the Divested Shares shall be determined as follows:

(a)	The price of each Share shall be the value of each Share as established by the certificate signed by the President and a Vice-President of PCLEH in effect on the date of service of the Notice to Sell, pursuant to Article 11.01, less the amount of any dividends paid or payable to the Shareholder by PCLEH and not taken into account in the valuation giving rise to such certificate; and

(b)	The price of each Redeemable Share shall be the value of each Redeemable Share established pursuant to paragraph 11.02.03;

and such determination shall be conclusive as against both PCLEH and the Notified Shareholder.

6.03.03 The Notice to Sell shall state the address at which the Notified Shareholder is to tender the Notified Shareholder’s share certificates or Stock Transfers, or both, as the case may be.

Article 6.04 – Closing

6.04.01(a)	On the Closing Date the Notified Shareholder shall tender to PCLEH Transfer Documents for the Divested Shares at the address stipulated in the Notice to Sell.

(b)	The Notified Shareholder will, even where the transfer of the Divested Shares is effected by separate Stock Transfer, deliver to PCLEH the original share certificate or certificates for the Divested Shares and where the Notified Shareholder has failed to do so by the Closing Date, PCLEH shall be at liberty to cancel such certificate or reissue a new one, or both, whether or not the original said certificate or certificates has been lost. In the event that the Notified Shareholder or his or her Authorized Legal Representative, as the case may be, holds a share certificate or certificates for more than the number of Divested Shares, PCLEH shall contemporaneously with payment under paragraph 6.04.02, deliver to the Notified Shareholder a new share certificate for the balance of such Shares in the name of the Notified Shareholder (or where such Shares are being held on behalf of the Shareholder by an Authorized Legal Representative, in the name of the Authorized Legal Representative).

6.04.02 Subject to paragraph 6.04.03, upon receipt by PCLEH of the Transfer Documents, duly endorsed or executed, PCLEH shall deliver to the Notified Shareholder cash, certified cheque drawn on the account of PCLEH or its nominee, bank draft or such other form of payment as the parties may agree upon in an amount equal to the purchase price.

6.04.03(a)	The Notified Shareholder shall be bound to ensure that as of the Closing Date the Divested Shares are free and clear of any and all pledges, charges, mortgages and encumbrances whatsoever and that the Notified Shareholder otherwise has free and clear title to the same and shall present to PCLEH such evidence of clear title as PCLEH may reasonably require, that such shares are free and clear as aforesaid.

(b)	In the event that the Notified Shareholder defaults under sub-paragraph 6.04.03(a), PCLEH may elect to terminate its obligation to purchase the Divested Shares without limitation to its right to claim compensation for any damages resulting therefrom.

(c)	Without limitation to sub-paragraph 6.04.03(b), in the event that the Divested Shares are pledged, charged, mortgaged or encumbered as at the Closing Date, PCLEH shall be at liberty, but shall not be obliged, to withhold sufficient monies from the purchase price to discharge such pledges, charges, mortgages or encumbrances and is authorized to take such steps in that regard as it deems appropriate.

(d)	If required by PCLEH, the executor, administrator or other authorized representative of a deceased Shareholder (or of a deceased Employed Representative as the case may be) shall deliver to PCLEH as a condition of closing, certified copies of Letters Probate or Letters of Administration of such deceased Shareholder or Employed Representative, together with all required income tax, succession duty and death tax clearances and releases.

6.04.04 Service of a Notice to Sell upon one or more Withdrawing Shareholders shall not oblige PCLEH to serve a Notice to Sell upon any other Withdrawing Shareholder.

6.04.05 Notwithstanding the foregoing and without limitation to Article 14.02, where a Notified Shareholder fails for any reason to tender duly executed Transfer Documents as and when required of the Notified Shareholder hereunder, PCLEH may at its option, and without limitation to any remedies it may have as against that Notified Shareholder :

(a)	deem the contract of sale created hereunder with such Notified Shareholder as being at an end; or

(b)	elect instead to proceed with the said sale in which said event all legal and beneficial interest and title in and to the Divested Shares shall, effective the Closing Date, and without the requirement of any Transfer Documents or any other documents of conveyance, be conclusively deemed to have been fully and completely transferred to PCLEH or its nominee, notwithstanding the failure to tender as aforesaid. Notwithstanding that legal and beneficial interest has been conveyed as aforesaid, PCLEH shall not be obliged to make payment of the purchase price therefor to the Notified Shareholder (and then without any obligation to pay interest thereon) until tender of such duly executed Transfer Documents by the Notified Shareholder actually and fully occurs.

SECTION VII – RETIRING SHAREHOLDERS

[Intentionally Deleted]

SECTION VIII – RIGHT OF FIRST REFUSAL

Article 8.01 – Definitions and Application

8.01.01 The term “Shareholder” as used in this Section VIII includes any person having such custody or control of a Share as would entitle that person to dispose of a Share or any interest therein including, without limitation, any guardian, committee, receiver, receiver manager, encumbrance holder, mortgagee, creditor, trustee in bankruptcy or personal representative of a Share or a Shareholder and any Sheriff, Sheriff’s Bailiff or Court appointed official.

8.01.02 The term “offer” as used in this Section VIII means a bona fide offer.

8.01.03 The term “Tender Date” means the date upon which Transfer Documents certificates are tendered pursuant to sub-paragraph 8.04.01(b) hereof.

8.01.04	This Section VIII does not apply to:

(a)	transfers of Shares from an Employee to an Employee’s Corporation for which that Employee is the Employed Representative or from an Employee’s Corporation to its Employed Representative;

(b)	a conversion of Shares that occurs pursuant to rights and obligations attached to such Shares under the Articles;

(c)	a transfer of Shares from an Authorized Legal Representative to a Plan Shareholder who is the beneficial owner of such Shares or a transfer of Shares from a Shareholder to an Authorized Legal Representative to be held by the Authorized Legal Representative on that Shareholder’s behalf pursuant to an Employee Share Participation Plan; or

(d)	any transfer, conversion, stock split, stock consolidation, reissue or other conveyance of Shares that occurs in the course of amalgamation, plan of arrangement, consolidation, conversion, re-issuance, or other corporate reorganization of PCLEH.

Article 8.02 – Restriction

8.02.01 In the event that a Shareholder (the “Selling Shareholder”) at any time receives an offer (including, without limitation, any offer made by auction or by invitation for tender) to purchase all or any of his or her Shares (such Shares being the subject matter of such offer being hereinafter referred to as the “Divested Shares”), the Selling Shareholder shall not accept such offer unless the Selling Shareholder has first notified PCLEH of such offer by notice in writing (the “Notice of Offer”) and PCLEH has elected not to purchase the Divested Shares.

8.02.02 A Shareholder shall not make an offer to sell all or any of that Shareholder’s Shares (hereinafter also referred to as the “Divested Shares”) unless the Selling Shareholder has first notified PCLEH of such offer by notice in writing (also referred to herein as the “Notice of Offer”) and PCLEH has elected not to purchase the Divested Shares.

8.02.03 The Notice of Offer shall state the number of Divested Shares, the terms and conditions of the sale, the name of the proposed purchaser and the price per Share to be paid in exchange for the Divested Shares.

Article 8.03 – Election

8.03.01 PCLEH shall elect, by notice in writing (the “Notice of Acceptance”) served upon the Selling Shareholder within one hundred twenty (120) days of receipt by PCLEH of the Notice of Offer, either not to purchase the Divested Shares or to purchase all (but not less than all) of the Divested Shares at the price and on the terms specified in Article 8.04.

8.03.02 If PCLEH does not exercise its election within the said one hundred twenty (120) day period it shall be conclusively deemed to have elected not to purchase the Divested Shares.

Article 8.04 – Conditions of Sale

8.04.01 If PCLEH elects to purchase the Divested Shares, then PCLEH shall be bound to purchase the Divested Shares from the Selling Shareholder and the Selling Shareholder shall be bound to sell the Divested Shares to PCLEH, on the following terms and conditions:

(a)	The price (the “Purchase Price”) to be paid for the Divested Shares shall be equal to the lesser of:

(i)	The price for the Divested Shares specified in the Notice of Offer; and

(ii)	The value of the Divested Shares determined:

(1)	in the case of Common Shares by the certificate signed by the President and a Vice-President of PCLEH in effect on the date of receipt by PCLEH of the Notice of Offer, pursuant to Article 11.01, less the amount of any dividends paid or payable by PCLEH to the Selling Shareholder and not taken into account in the valuation giving rise to such certificate; and

(2)	in the case of Redeemable Shares, the redemption price thereof as determined under the Articles;

and such determination shall be conclusive as against both PCLEH and the Selling Shareholder.

(b)	No later than the date (the “Tender Deadline”) that is thirty (30) days following service of the Notice of Acceptance upon the Selling Shareholder, the Selling Shareholder shall tender upon PCLEH Transfer Documents duly executed.

(c)	Subject to sub-paragraphs 8.04.01(f), (g) and (h), the Purchase Price shall be paid to the Selling Shareholder within six (6) months of the Tender Date by cash, certified cheque drawn on the account of PCLEH or its nominee, bank draft or such other form of payment as the parties may agree upon. Interest shall be payable by PCLEH to the Selling Shareholder at the Prime Rate as it exists from time to time calculated on any outstanding balance of the Purchase Price from the Tender Date to the date of payment, both before and after default.

(d)	The Selling Shareholder will, even where the transfer of the Divested Shares is effected by separate Stock Transfer, deliver to PCLEH the original share certificate or certificates for the Divested shares and where the Selling Shareholder has failed to do so by the Tender Date, PCLEH shall be at liberty to cancel such certificate or reissue a new one, or both, whether or not the original said certificate or certificates has been lost. In the event that the Selling Shareholder or his or her Authorized Legal Representative, as the case may be, holds a share certificate or certificates for more than the number of Divested Shares, PCLEH shall no later than the date of payment of the Purchase Price, deliver to the Selling Shareholder a new share certificate for the balance of such Shares in the name of the Selling Shareholder (or where such Shares are being held on behalf of the Shareholder by an Authorized Legal Representative, in the name of the Authorized Legal Representative).

(e)	The Selling Shareholder shall be bound to ensure that, as of the Tender Date, the Divested Shares are free and clear of any and all pledges, charges, mortgages and encumbrances whatsoever and that the Selling Shareholder otherwise has free and clear title to the same and shall provide to PCLEH such evidence of clear title as PCLEH may reasonably require.

(f)	In the event that the Selling Shareholder defaults under sub-paragraph 8.04.01(e), PCLEH may elect to terminate its obligation to purchase the Divested Shares without limitation to its right to claim compensation for any damages resulting therefrom. In the event PCLEH so elects to terminate its obligation to purchase the Divested Shares, the Selling Shareholder shall not sell or offer to sell or accept an offer to sell all or any of the Selling Shareholder’s Shares without again complying with the terms of this Section VIII.

(g)	Without limitation to sub-paragraph 8.04.01(f), in the event that the Selling Shareholder does not have free and clear title to the Divested Shares as of the Tender Date, PCLEH shall be at liberty, but shall not be obliged, to withhold sufficient monies from the Purchase Price to discharge such pledges, charges, mortgages or encumbrances and is authorized to take such steps in that regard as it deems appropriate.

(h)	Notwithstanding the foregoing and without limitation to Article 14.02, where a Selling Shareholder fails for any reason to tender duly executed Transfer Documents as and when required of the Selling Shareholder hereunder, PCLEH may at its option, and without limitation to any remedies it may have as against that Selling Shareholder:

(i)	deem the contract of sale created hereunder with such Selling Shareholder as being at an end (in which event the Selling Shareholder shall not sell or offer to sell or accept an offer to sell all or any of the Selling Shareholder’s Shares without again complying with the terms of this Section VIII); or

(ii)	elect instead to proceed with the said sale in which said event all legal and beneficial interest and title in and to the Selling Shares shall, effective the Tender Deadline, and without the requirement of any Transfer Documents or any other documents of conveyance, be conclusively deemed to have been fully and completely transferred to PCLEH or its nominee, notwithstanding the failure to tender as aforesaid. Notwithstanding that legal and beneficial interest has been conveyed as aforesaid, PCLEH shall not be obliged to make payment of the purchase price therefor to the Selling Shareholder (and then without any obligation to pay interest thereon) until tender of such duly executed Transfer Documents by the Selling Shareholder actually and fully occurs and, in any event, no earlier than that time required under 8.04.01 (c).

8.04.02 If it is a term of the Offer that the sale contemplated therein will not close unless the Selling Shareholder is released from some or all liabilities under any guarantees of the liabilities of any member of the PCL Family, or if it is a term of the Offer that the purchaser will indemnify the Selling Shareholder in respect of such liabilities, then in the event that PCLEH elects to purchase the Divested Shares and in the further event that a release of such liabilities is not obtained within six (6) months of the Tender Date, the obligation to sell and purchase herein shall be void and at an end (unless the Selling Shareholder waives such condition) and in that event the parties shall be restored to their positions as though no Notice of Offer had been served hereunder.

Article 8.05 – Failure to Elect to Purchase

8.05.01	If, but only if:

(a)	PCLEH elects not to purchase the Divested Shares under Article 8.03; and

(b)	PCLEH has not exercised its option to purchase the Divested Shares under Section VI hereof (if applicable) on or before the date that PCLEH has elected, or has been deemed to have elected, not to purchase the Divested Shares under this Section VIII;

THEN, the Selling Shareholder shall be at liberty to contract for the sale of the Divested Shares to, but only to, the parties, for the consideration and on the terms and conditions as are contained in the Notice of Offer.

8.05.02 Notwithstanding paragraph 8.05.01 and without limiting the generality of Section IX, the parties purchasing the Divested Shares purchase them subject to the terms of this Agreement.

SECTION IX – SHAREHOLDERS AS PARTIES

Article 9.01 – Parties

9.01.01 Any person who has ceased holding any Shares either directly or through an Authorized Legal Representative shall, upon notation in PCLEH’s shareholders ledger that that person has ceased to be a Shareholder in PCLEH (or where such Shares were being held on behalf of that person through an Authorized Legal Representative then upon notation in PCLEH’s records for that purpose that such Shares have ceased to be so held for that person), cease to be a party to this Agreement, save only that all rights and liabilities accrued and unsatisfied to that date shall survive and this Agreement shall continue in full force and effect as among the remaining Parties.

9.01.02 All Shareholders, including without limitation all Plan Shareholders, as at the Effective Time and all Shareholders, including without limitation all Plan Shareholders, for the time being shall be deemed to be parties to this Agreement and shall be bound by each and every term hereof as though all were original signatories hereto.

Article 9.02 – New Shareholders

9.02.01 PCLEH may, for the better accomplishment of the purport of paragraph 9.01.02, require persons acquiring Shares in PCLEH to execute an agreement stating that such person has agreed to, and has agreed to be bound by, the terms of this Agreement and (without any limitation to paragraph 9.01.02 whatsoever) upon such execution such person shall be deemed to be a party hereto as though such person had originally executed the same.

9.02.02 Notwithstanding anything contained in the Articles and notwithstanding that the Directors have approved an issue or transfer of Shares, and notwithstanding the execution and delivery of any documents of, or evidencing, conveyance or issue (including share certificates), or the acceptance of any consideration in respect thereof, and notwithstanding anything to the contrary herein contained; a transfer or issue of Shares to any person other than PCLEH (including without limitation an issue of Shares to an Authorized Legal Representative on behalf of a Plan Shareholder) shall not be effective to convey or transfer, and shall be deemed not to convey or transfer, any legal or beneficial interest in such Shares in or to any person whatsoever until such person has executed this Agreement, or an agreement in form attached hereto as Schedule “A” acknowledging that such person is a party to this Agreement.

SECTION X – DISSENT & OTHER REMEDIES

Article 10.01 - Agreement not Prejudicial

10.01.01 It is acknowledged and agreed by all Shareholders that the lawful enforcement of any term of this Agreement and the lawful exercise or non-exercise of any right, privilege, ability, authority, consent or discretion given to any person or persons under the terms hereof, shall not constitute oppressive or unfairly prejudicial conduct nor shall it be regarded as having unfairly disregarded the interests of any Shareholder and no Shareholder shall, in any proceedings, allege otherwise and, for the better accomplishment of the same, each Shareholder waives any and all rights or entitlements he or she might have had in respect of such exercise or non-exercise under the provisions of the Act or under any other statutes or common law.

Article 10.02 – Dissent

10.02.01 Each Shareholder agrees that in no event shall it dissent, or claim any other remedy (and each Shareholder hereby waives its right to dissent and to claim any other remedy) under Sections 191 or 242 of the Act.

10.02.02 Notwithstanding paragraph 10.02.01, a Shareholder may seek whatever remedies are available to enforce compliance with this Agreement, the Articles or the Bylaws of PCLEH.

10.02.03 Without limitation to paragraph 10.02.01, each Shareholder agrees that in the event that PCLEH or any other Shareholders are obliged to purchase the Shares of a Shareholder pursuant to a Court order granted pursuant to the provisions of Sections 191 or 242 or pursuant to any other provision of the Act, the value for such Shares shall in no event exceed the values established under Section X hereof and in effect on the date upon which such order is granted.

Article 10.03 – Plan Shareholders

10.03.01		Subject always to, and without limitation to, Articles 10.01 and 10.02:

(a	)	PCLEH shall not object to the bringing of any claim, action, complaint or other proceeding by a Plan Shareholder against PCLEH or any of its Subsidiaries or Affiliates in respect of, or arising from, Shares being held by an Authorized Legal Representative on such Shareholder’s behalf, solely on the grounds that the Plan Shareholder is not the owner of record of such Shares.

(b	)	Subject to sub-paragraph 10.03.01(c), an Authorized Legal Representative cannot be directed or required to commence, prosecute, continue or maintain any claim, action, complaint or other proceedings on behalf of a Plan Shareholder as against PCLEH or any of its Subsidiaries or Affiliates or any of their respective directors or shareholders, in respect of, or arising from, Shares being held by an Authorized Legal Representative on such Shareholder’s behalf, including, without limitation, any claims or complaints brought, or remedies sought, under Parts 18 or 19, or under Section 215, of the Act.

(c	)	Sub-paragraph 10.03.01(b) does not apply if, and to the extent that, notwithstanding sub-paragraph 10.03.01(a), a Plan Shareholder is disqualified from commencing, prosecuting, continuing or maintaining a particular claim, action, complaint or other proceeding in his or her own name as against PCLEH by reason only that he or she is not the owner of record of the Shares being held on his or her behalf and the Plan Shareholder’s only recourse in respect of such claim, action, complaint or other proceeding is through processes or proceedings that must be commenced, prosecuted, continued or maintained in the name of the Authorized Legal Representative (provided however that in such event the Authorized Legal Representative shall be fully indemnified and saved harmless by the Plan Shareholder for and against any and all costs and expenses, including legal expenses on a solicitor client basis, and including any measure of costs awarded against the Authorized Legal Representative under such proceedings, incurred or suffered by the Authorized Legal representative in acting in accordance with such directions).

SECTION XI – VALUATION

Article 11.01 – Determination of Value

11.01.01 Within 120 days after the last day of each fiscal year of PCLEH, the Directors shall determine, in accordance with paragraph 11.02.01, the Adjusted Consolidated Book Value of all Shares and the value of each Share as at the last day of such fiscal year (the “Valuation Date”).

11.01.02 Forthwith upon such determination being made, the President and a Vice-President of PCLEH shall certify in writing the Adjusted Consolidated Book Value of all Shares and the value of each Share, based on such determination.

11.01.03 For all purposes under this Agreement, the amounts so certified shall constitute the Adjusted Consolidated Book Value of all Shares and the value of each Share and shall be conclusive and binding on all interested persons including PCLEH and the Shareholders and such certification shall be effective from and including the date of such certification to but excluding the date that new amounts are certified by the President and a Vice-President of PCLEH.

11.01.04 Notwithstanding paragraph 11.01.03, in the event that each Share is divided into a greater number of Shares (hereinafter called the “stock split”), the value of each Share from and including the effective date of such stock split to but excluding the date that new amounts are certified by the President and a Vice-President shall be deemed to be the value of each Share set forth in the certificate in effect on the date of the stock split divided by the number of shares into which each Share was divided by the stock split.

Article 11.02 – Formula

11.02.01 The “Adjusted Consolidated Book Value” of all Shares shall equal the consolidated book value of those Shares as shown in the audited consolidated financial statements of PCLEH at the Valuation Date and using the “percentage completion” basis of accounting for all construction contracts EXCEPT THAT in such calculation:

(a)	Each fixed asset of PCLEH and its subsidiaries shall be reflected at its market value, as at the Valuation Date, as determined by the Directors;

(b)	There shall be reflected an approximate amount, as determined by the Directors, for income, sales and other taxes and sales commissions which would be required to be paid by PCLEH and its subsidiaries if, as at the Valuation Date, it were to dispose of each of its fixed assets for cash proceeds of disposition equal to its market value;

(c)	There shall be reflected an approximate amount, as determined by the Directors, for any reduction of income, sales or other taxes which PCLEH and its subsidiaries would be entitled to if, as at the Valuation Date, it were to dispose of each of its fixed assets for cash proceeds of disposition equal to its market value;

(d)	There shall be reflected, in respect of the goodwill of PCLEH and its subsidiaries, the sum of FIVE MILLION ($5,000,000.00) DOLLARS (Canadian Funds) or such other amount as may be determined by the Directors; and

(e)	There shall be deducted an amount equal to any dividends declared by PCLEH after the Valuation Date and before the date of execution of the certificate of the President and a Vice-President of PCLEH in respect of such valuation.

11.02.02 The value of a Share shall be the quotient obtained by dividing the Adjusted Consolidated Book Value (as at the Valuation Date) of all Shares issued and outstanding as at the Valuation Date, by the number of such issued and outstanding Shares.

11.02.03 For greater certainty the value of a Redeemable Share shall be equal to the value of a Common Share unless expressly stated otherwise in the Articles and where expressly stated otherwise the value of that Redeemable Share shall be the redemption price for that Share as calculated in accordance with the Articles.

11.02.04 For greater certainty the value of a Plan Share and the Plan Shareholder’s beneficial interest therein (together with any interest in the Employee Share Participation Plan pursuant to which such Plan Share is being held) shall be identical to what the value of that Share would have been if that Shareholder had held such Share directly in his or her own name.

SECTION XII – SHAREHOLDERS’ MEETINGS

Article 12.01 – Place of Meeting

12.01.01	A general meeting of the Shareholders may be held outside of the Province of Alberta.

Article 12.02 – Proxy Solicitation

12.02.01 The management of PCLEH shall not be required to send a form of proxy concurrently with notices of shareholders’ meetings and the Shareholders waive the application of Section 149 (1) of the Act.

12.02.02 Each Shareholder agrees that he or she shall not in any event revoke, or purport to revoke, the waiver given under paragraph 12.02.01.

Article 12.03 – Plan Shareholder

12.03.01 A Plan Shareholder shall be entitled to attend at meetings of the Shareholders, including without limitation a meeting of Shareholders under Article 14.08, in all respects as though the Plan Shareholder was the owner of record of the Plan Shares being held by an Authorized Legal Representative on such Shareholder’s behalf.

12.03.02 A Plan Shareholder in attendance at such a meeting shall be entitled to vote his or her Plan Shares in all respects as though the Plan Shareholder was the owner of record of the Plan Shares being held on his or her behalf. Where a Plan Shareholder votes his or her Plan Shares at such a meeting in respect of any particular resolution proposed at such meeting, a vote of such Plan Shares on the same resolution by the Authorized Legal Representative holding such Shares on the Plan Shareholder’s behalf shall be invalid and shall not be counted, even where the Authorized Legal Representative was voting at the direction of that Plan Shareholder. Nothing herein shall however invalidate the vote of the Authorized Legal Representative made on behalf of any other Plan Shareholder.

12.03.03 For greater certainty “attend” and “attendance” as used in this Agreement includes attendance by electronic means, telephone or other communication facility permitted under Section 131 of the Act.

SECTION XIII – NOTICE

Article 13.01 – Address for Notice

13.01.01(a)	Any notice, including any notice of a special or ordinary meeting of the Shareholders, required or permitted to be given to a Shareholder hereunder or under the Act shall be validly given if either delivered to the last known address of the Shareholder, including for purposes of paragraph 13.02.01, the last known Electronic Address, as shown in the records of PCLEH or, in the case of a postal address, if mailed by prepaid registered mail to such address.

(b)	For greater certainty:

(i)	“delivery” for the purposes of this Article includes delivery by Electronic Communication and “notice” includes any form of written communication;

(ii)	where a Shareholder has more than one Electronic Address delivery to any one of such addresses shall be sufficient delivery for the purposes of this Article;

(iii)	delivery to an Electronic Employment Address shall only be valid delivery upon an Employed Shareholder or an Employed Representative if at the time of such delivery such person is then in actual employment with a member of the PCL Family; and

(iv)	valid delivery to an Employed Representative shall be deemed to be valid delivery to his or her Employee’s Corporation and vice versa.

(c)	Any such notice mailed by post as aforesaid shall be deemed to have been received by and given to the addressee on the fifth (5th) business day following the date of mailing. Any such notice delivered by Electronic Communication shall be deemed to have been received by and given to the addressee on the fifth (5th) business day following the date of mailing.

13.01.02 Any notice required or permitted to be given to PCLEH shall be validly given if actually received by PCLEH at its registered office in the Province of Alberta or at such other address or addresses, including Electronic Addresses, as the Directors may from time to time determine and as the Shareholders may be notified.

Article 13.02 – Electronic Documents

13.02.01 Except where, and to the extent, prohibited or otherwise restricted under laws of the Province of Alberta or any other political entity having jurisdiction over the matter, and without limitation to Sections 11 and 12 of the Electronic Transactions Act (Alberta), any document, notice or other information which PCLEH is, under the Act or other legislation, or under the provisions hereof, required or permitted to send to a Shareholder, including without limitation any notice of meeting, financial statement, information circular, proxy solicitation or disclosure (“Shareholder Information”) may be validly and sufficiently given to such Shareholder if sent by Electronic Communication provided:

(a)	PCLEH has no reasonable basis for believing that the recipient does not have the technology to access and read the Shareholder Information through the electronic means employed in conveying the same; and

(b)	the intended recipient Shareholder has not previously advised PCLEH in writing that it does not wish to receive Shareholder Information (or, as the case may be, that particular type of Shareholder Information) by means of Electronic Communication;

and subject to subparagraph 13.02.01 (b), each Shareholder hereby consents, and shall be deemed to have consented, to receive Shareholder Information in such manner.

13.02.02 For greater certainty, for the purposes of paragraph 13.02.01 the term “sent by Electronic Communication” includes the provision to a Shareholder of a world wide web address or other Electronic coordinates which will allow a Shareholder access to the Shareholder Information.

SECTION XIV – MISCELLANEOUS

Article 14.01 – Enurement and Assignment

14.01.01 This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Article 14.02 – Attorney

14.02.01 Each Shareholder hereby appoints PCLEH as the Shareholder’s agent and lawful attorney for the purpose of executing and delivering any document (including, without limiting the generality of the foregoing, any Transfer Document) which such Shareholder is required to execute or deliver under the terms of this Agreement and which such Shareholder has failed to execute or deliver.

14.02.02 Without restricting the generality of paragraph 14.02.01, in the event that any Shareholder neglects, refuses, or is unable to execute or deliver any such document, then execution or delivery of such document by PCLEH shall be as valid and as effectual, for all purposes, as though it had been executed and delivered by such Shareholder.

Article 14.03 – Legal Costs

14.03.01 In the event that any Shareholder breaches the terms of this Agreement, such Shareholder shall indemnify and save harmless each PCL Family member from and against any and all costs and expenses (including legal expenses on a solicitor and his own client basis) incurred by such PCL Family member in obtaining or attempting to obtain injunctions to restrain further or continued breaches of such covenants, in obtaining or attempting to obtain damages for such breach, in obtaining or attempting to obtain any other remedy as against such Shareholder in respect of such breach and in defending any actions brought by such Shareholder in contravention of this Agreement.

Article 14.04 – Previous Agreement

14.04.01	Those certain agreements (some of which form part of others) described as follows:

(a)	PCLEH Share Purchase Agreement (Class “A” Voting Shares) made as at September 1, 1977;

(b)	An amendment to the PCLEH Share Purchase Agreement (Class “A” Voting Shares), which took effect on May 30, 1984;

(c)	PCLEH Share Purchase Agreement (Class “A” Voting Shares) (incorporating the provision of the PCLEH Share Purchase Agreement (Class “A” Voting Shares) made as at September 1, 1977 and the amendment signed by all holders of voting shares which took effect on May 30, 1984);

(d)	PCLEH Share Purchase Agreement (Class “B” Non-Voting Shares) made as at September 1, 1977;

(e)	PCLEH Share Purchase Agreement (Class “B” Non-Voting Shares) dated May 1, 1984;

(f)	PCLEH Shareholders’ Agreement made on the 1st day of September 1977;

(g)	First Amendment to the PCLEH Shareholders’ Agreement which amendment took effect as of the 1st day of August, 1983;

(h)	PCLEH Shareholders’ Agreement (incorporating the provisions of the PCLEH Shareholders’ Agreement made as of the 1st day of September, 1977 and the First Amendment to the PCLEH Shareholders’ Agreement which amendment took effect as of the 1st day of August, 1983); and

(i)	Any unanimous shareholder agreement concerning the business and affairs of PCLEH;

shall be and shall be deemed to be cancelled upon but only upon this Agreement taking effect under Article 14.05.

Article 14.05 – Effective Date

14.05.01 This Agreement shall take effect on the 1st day of May, 1988 unless prior to that date the Directors have resolved that this Agreement shall take effect on some later date in which event this agreement shall take effect on such later date.

Article 14.06 – Plan of Arrangement Amendments

14.06.01 The Plan of Arrangement Amendments shall take effect at, but only at, the time (the “Effective Time”) that they are stated to take effect under the Plan of Arrangement.

14.06.02 This Agreement as it existed immediately prior to the Effective Time shall from and after the Effective Time continue in full force and effect subject only to the Plan of Arrangement Amendments, and any and all rights, obligations, liabilities and entitlements accrued under this Agreement shall, subject to such Plan Arrangement Amendments, continue in full force and effect.

Article 14.07 – Execution in Counterparts

14.07.01 Without limitation to Section IX, or to the terms of the Plan of Arrangement, this Agreement may be executed in counterparts and every Shareholder executing this Agreement, as amended from time to time, and whether such execution occurs before or after any amendments have been made hereto, shall be bound by the terms hereof, as amended from time to time, whether or not such Shareholder has knowledge of execution by all or any of the other Shareholders and vice versa and whether or not all Shareholders execute this Agreement.

Article 14.08 – Future Amendments by Vote

14.08.01 Each Shareholder hereby consents to, and agrees to be bound by, and shall be deemed to be bound by, any and all amendments to this Agreement made pursuant to the following procedures. This Article 14.08 shall be deemed to be the written consent of each Shareholder for the purposes of Section 146(8) of the Act.

14.08.02 The Directors may at any time and upon no less than ninety (90) days’ written notice, call a meeting of all holders of Shares, including without limitation Plan Shares (both voting and non-voting) for the purposes of adopting an amendment to this Agreement. For greater certainty such meeting may be conducted in accordance with Article 12.03 and notices and information in respect of the Amendment Meeting may be provided in accordance with Article 13.02.

14.08.03	The notice of such meeting shall state:

(a)	the date and time of such meeting;

(b)	the location of such meeting;

(c)	the wording of the proposed amendments;

(d)	the section, article and paragraph numbers of the provisions to be amended or to which the new provisions are to be added; and

(e)	the date (the “Amendment Date”) that such amendment is to take effect.

14.08.04 Subject to Article 12.03, each Shareholder may attend the meeting in person or may, in writing, appoint a proxy to attend and vote on the Shareholder’s behalf.

14.08.05 The Directors may enclose with the notice of meeting forms of proxy for execution by the Shareholder and may, but shall not be obliged to, invite proxies.

14.08.06 At such meeting, each Share shall carry the entitlement to one (1) vote, regardless of the class of Share and regardless of the number of votes otherwise attached to each Share under the Articles.

14.08.07 Shareholders holding fifty (50%) per cent or more of all issued and outstanding Shares shall constitute a quorum.

14.08.08 A vote shall be taken concerning the adoption of such amendment and shall be deemed carried in the event that seventy (70%) per cent or more of the votes cast are in favour of adoption.

14.08.09 In the event that the proposal to amend the agreement as aforesaid is carried, it shall take effect on the Amendment Date so stated in the notice of meeting, and each shareholder shall be bound by such amendment in all respects as though each and every Shareholder had executed an amending agreement to that effect on the Amendment Date.

14.08.10 For the better accomplishment of this Article 14.08, but without limitation to paragraphs 14.08.01, each Shareholder hereby irrevocably appoints the person then holding the office (or equivalent office) of President of PCLEH as the Shareholder’s attorney for the purpose of giving consent to every amendment adopted in accordance with this Article 14.08 and of signing any and all such documents on the Shareholder’s behalf as the President of PCLEH may determine to document such consent. Such irrevocable appointment shall apply whether or not a Shareholder voted in favour of such amendment.

Article 14.09 – Future Amendments by Agreement

14.09.01 Without limitation to paragraph 14.09.02, this Agreement may be amended at any time and from time to time with the written agreement of such number of Shareholders as together hold seventy (70%) per cent or more of the aggregate number of issued Shares (voting and non-voting).

14.09.02 The Directors may at any time and from time to time send to each Shareholder, voting and non-voting, a notice (a “Notice of Proposed Amendment”) setting out the wording and details of any proposed amendments to this Agreement including the date that such amendment is to take effect (the “Amendment Date”) and requesting that each such Shareholder express, in the manner stipulated in the Notice of Proposed Amendment (“Amendment Responses”), his or her agreement or disagreement with the proposed amendments by such date (the “Amendment Deadline”) as is stipulated in the Notice of Proposed Amendment. If

(a)	PCLEH has received Amendment Responses from such number of Shareholders (the “Respondents”) as together hold fifty (50%) per cent or more of the number of all Shares issued and outstanding as at the date of the Notice of Proposed Amendment; and

(b)	the Respondents who have expressed agreement with the proposed amendments together hold seventy (70%) or more of the number of all Shares held by the Respondents as at the date of the Notice of Proposed Amendment;

then, each Shareholder (including each Shareholder that indicated his or her disagreement with the proposed amendments) shall be deemed to have consented to and agreed to such proposed amendments and the proposed amendments shall take effect on the Amendment Date, and each Shareholder shall be bound by such amendment in all respects as though each and every Shareholder had executed an amending agreement to that effect on the Amendment Date. An Amendment Response may not be revoked once sent by that Shareholder, except with leave of the Directors.

14.09.03 The agreement of the Shareholders for the purposes of paragraphs 14.09.01 and 14.09.02 may be obtained, and the sending and communication of documents and other information as may be required or advisable therefor, may be effected, in such fair and reasonable manner or combination of manners, including Electronic Communication, as the Directors deem appropriate.

14.09.04 For the better accomplishment of this Article 14.09, but without limitation to paragraphs 14.09.01 and 14.09.02, each Shareholder hereby irrevocably appoints the person then holding the office (or equivalent office) of President of PCLEH as the Shareholder’s attorney for the purpose of giving consent to every amendment adopted in accordance with this Article 14.09 and of signing any and all such documents on the Shareholder’s behalf as the President of PCLEH may determine to document such consent. Such irrevocable appointment shall apply whether or not a Shareholder voted in favour of, or indicated his or her agreement with, such amendment.

14.09.05 This Article 14.09 shall be deemed to be the written consent of each Shareholder for the purposes of Section 146(8) of the Act.

Article 14.10 – Non-Material Amendments

14.10.01 The Directors may from time to time by ordinary resolution amend this Agreement to effect Non-Material Amendments.

14.10.02 For the better accomplishment of this Article 14.10, but without limitation to paragraph 14.10.01, each Shareholder hereby irrevocably appoints the person then holding the office of President (or equivalent) of PCLEH as the Shareholder’s attorney for the purpose of giving consent to every amendment adopted in accordance with this Article 14.10 and of signing any and all such documents on the Shareholder’s behalf as the President of PCLEH may determine to document such consent.

14.10.03 This Article 14.10 shall be deemed to be the written consent of each Shareholder for the purposes of Section 146(8) of the Act.

Article 14.11 – PCLEH Share Purchases

14.11.01 Nothing in this Agreement shall have the effect of preventing PCLEH from entering into an agreement with any Shareholder for the purchase of all or any of that Shareholder’s Shares and, without restricting the generality of the foregoing, such agreement may be entered into notwithstanding PCLEH’s obligation or ability to purchase such Shares under the provisions of Section VI hereof.

Article 14.12 – Assignment

14.12.01 This Agreement may not be assigned by a Shareholder without the consent of the Directors, which said consent may be arbitrarily withheld.

Article 14.13 – Confidential Information

14.13.01 Each Shareholder hereby acknowledges and agrees that having regard to the highly competitive nature of the construction industry, the disclosure of any financial information respecting any member of the PCL Family or of any of the inventions, designs, methods, systems, improvements, trade secrets, customer information or other private or confidential matters of or respecting any members of the PCL Family would have serious detrimental consequences for PCLEH and the other members of the PCL Family and would cause irreparable harm not compensable by damages.

14.13.02 Without limiting any obligations which any Shareholder may have as a shareholder, director, officer or employee of any member of the PCL Family, each Shareholder hereby covenants and agrees not to disclose directly or indirectly any financial information respecting any member of the PCL Family to anyone except:

(a)	to an Approved Lender for the purpose of obtaining a loan from such Lender and on the condition that such Lender will maintain the confidentiality of such information; or

(b)	to a lawyer or to a bona fide financial advisor for the purpose of obtaining advice respecting the purchase or sale of Shares and on the condition that such lawyer or financial advisor will maintain the confidentiality of such information; or

(c)	as may be required by law; or

(d)	with the consent of that PCL Family member.

14.13.03 Without limiting any obligations which any Shareholder may have as a shareholder, director, officer or employee or any member of the PCL Family, each Shareholder hereby covenants and agrees not to disclose directly or indirectly any of the inventions, designs, methods, systems, improvements, trade secrets, customer information or other private or confidential matters of or respecting any member of the PCL Family except with the previous consent of such member of the PCL Family.

14.13.04 Notwithstanding paragraph 9.01.01, the obligations under this Article 14.13 shall apply to a person whether or not he or she has ceased to hold any Shares.

Article 14.14 – PCLEH Nominees

14.14.01 Whenever in this Agreement PCLEH is given the right or ability, or an obligation is imposed upon PCLEH, to purchase Shares, PCLEH may in its unfettered discretion appoint in writing any other person or persons to purchase such Shares in PCLEH’s stead (without affecting the liability of PCLEH in the event of the failure of such person or persons to complete the purchase of such Shares) and such person or persons shall have full right, ability and authority to purchase such Shares under the terms hereof subject only to such conditions and limitations as may have been agreed to between PCLEH and such person or persons.

Article 14.15 – Release of Guarantees

14.15.01 In this Article 14.15, the term “Guarantees” means any guarantee made by a Shareholder, or by an officer, director or shareholder of a Shareholder, of any debt, obligation or other liability of PCLEH or of any other PCL Family member.

14.15.02 If the Shares of a Shareholder are purchased by PCLEH pursuant to the provisions of Section VI of this Agreement, PCLEH shall use reasonable efforts (but shall not be obliged to pay out any monies to its lenders or to require others to execute guarantees) to obtain the release of the Guarantees as they pertain to that Shareholder.

Article 14.16 – Employed Representative Guarantee

14.16.01 Each Employee’s Corporation shall, upon request of PCLEH, cause its Employed Representative to execute and deliver to PCLEH a Guarantee in the form attached hereto as Schedule “B” with an attached notary certificate duly completed in compliance with the Guarantees Acknowledgement Act (Alberta).

Article 14.17 – Information

14.17.01 PCLEH shall not be required to notify any Shareholder of any information which (in the absence of this paragraph) is required to be sent to Shareholders under Section 34(3) of the Act or any other information regarding the purchase by PCLEH of its own Shares.

14.17.02 PCLEH shall not be required to furnish to any Shareholder any copies of any agreements which (in the absence of this paragraph) it would be required to furnish under Section 34(4) of the Act or any other agreements under which PCLEH has agreed to purchase or has purchased any of its own shares.

Article 14.18 – Employee Share Participation Plans

14.18.01 Without limitation to paragraph 14.18.02, an Employee Share Participation Plan shall be at all times read subject to the provisions of this Agreement and where there is an inconsistency between the provisions of an Employee Share Participation Plan and the provisions of this Agreement, the provisions of this Agreement shall prevail.

14.18.02 Notwithstanding anything expressed or implied to the contrary in the Articles or this Agreement (including, without limitation, paragraph 14.18.01 hereof), no provision in the Articles or this Agreement, as they apply to an Employee Share Participation Plan, shall be given force or effect if it is contrary to any of the Plan Requirements.

14.18.03 An Employee Share Participation Plan shall, whether expressly stated thereunder or not, be deemed to be a contract between PCLEH and each Plan Shareholder who holds Shares pursuant to the terms thereof and shall be enforceable accordingly.

Article 14.19 – Sufficiency of Transfers

14.19.01 Notwithstanding the provisions of the Securities Transfer Act (Alberta), all legal and beneficial interest in Shares may be fully and effectively conveyed upon delivery of duly executed Transfer Documents.

14.19.02 Notwithstanding the provisions of the Securities Transfer Act (Alberta), all legal and beneficial interest in Divested Shares shall be fully and effectively conveyed upon the deemed transfer of Divested Shares having occurred under sub-paragraph 6.04.05(b) or 8.04.01(h)(ii) hereof.

Article 14.20 – Non-Notified Conversions

14.20.01 Where a Share of a particular class (a “Pre-Conversion Share”) has, pursuant to the Articles, been converted to a Share of another class (a “Post-Conversion Share”) and where, for any reason whatsoever, (including, without limitation, a lack of notice to, or knowledge of, PCLEH that such conversion has occurred) there is a failure to record such conversion in PCLEH’s shareholders ledger THEN any dealings that PCLEH has purported to have with or with respect to such a Pre-Conversion Share shall be deemed to be dealings with or with respect to the Post-Conversion Share into which such Share was converted and shall have effect accordingly.

Article 14.21 – Time of the Essence

14.21.01	Time shall be of the essence hereof.

Article 14.22 – Applicable Law

14.22.01	This Agreement shall be governed by the laws of the Province of Alberta, Canada.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in counterparts under seal.

PCL EMPLOYEES HOLDINGS LTD.

PER:

EMPLOYEE SHAREHOLDER

SIGNED, SEALED AND DELIVERED	)	I have read this Agreement and agree to
in the presence of:	)	be bound by each and every term hereof.
	)	DATED this day of , 20 .
)
)
Witness	)	Employee Signature
)
)
Print Name	)	Print Name

SCHEDULE “A”

AGREEMENT

WHEREAS                      (hereinafter referred to as the “Transferor”) has transferred or agreed to transfer                      shares in the issued share capital of PCL Employees Holdings Ltd. (hereinafter referred to as “PCLEH”) to                      (hereinafter referred to as the “Transferee”); and

WHEREAS the said shares are subject to a Unanimous Shareholder Agreement (hereinafter referred to as the “Agreement”) concerning the business and affairs of PCLEH, which said Agreement is dated for reference the 19th day of August, 2010; and

WHEREAS pursuant to Article 9.02 of the Agreement, the Transferee is required to execute this agreement before the aforementioned transfer can be effected:

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of ONE ($1.00) DOLLAR, and the mutual covenants contained in the Agreement and other good and valuable consideration, the receipt, benefit and sufficiency of which is hereby acknowledged by the Transferee, the Transferee hereby acknowledges to, and agrees with, PCLEH and each and every of its shareholders as follows:

1.	The Transferee is a party to the Agreement and agrees that he is bound by and undertakes to perform and abide by each and every covenant and provision thereof in all respects as though the Transferee had originally executed the same.

2.	Without in any manner limiting the generality of paragraph 1 hereof, the Transferee shall not transfer shares in PCLEH to any person whatsoever save as permitted under the terms of the Agreement and in any and all events shall only do so if the person acquiring such shares from the Transferee has likewise executed and delivered an agreement in the form hereof.

3.	The Transferee has read and has agreed to each and every provision of the Agreement.

EXECUTED this      day of          , 2    .

PCL EMPLOYEES HOLDINGS LTD.

PER:

EMPLOYEE SHAREHOLDER

Witness	Employee Signature

Print Name

SCHEDULE “B”

GUARANTEE

TO: PCL EMPLOYEES HOLDINGS LTD. (hereinafter called “PCLEH”)

WHEREAS                      (hereinafter referred to as the “Shareholder”) is a Shareholder in PCLEH; and

WHEREAS PCLEH and the Shareholder are parties to a unanimous shareholder agreement concerning the affairs of PCLEH (hereinafter referred to as “the Agreement”) a copy of which is attached hereto; and

WHEREAS the Shareholder is under certain obligations to PCLEH under the terms of the Agreement; and

WHEREAS the Shareholder is a corporation; and

WHEREAS the undersigned, is, at the time of execution hereof, the holder of shares in the Shareholder;

KNOW ALL MEN BY THESE PRESENTS that in consideration of PCLEH entering into the Agreement with the Shareholder and in consideration of the payment of ONE ($1.00) DOLLAR and in consideration of other good and valuable consideration, the receipt, sufficiency and benefit of which I do hereby acknowledge;

I hereby unconditionally and irrevocably guarantee the due payment and performance of all liabilities and obligations of every nature and kind to PCLEH of the Shareholder howsoever arising or incurred including, without limitation, the payment of all debts, monies, damages and costs payable by the Shareholder to PCLEH under, by reason of or arising out of the Agreement or the Shareholder’s breach or non-performance of the Agreement or any of the terms thereof.

I FURTHER acknowledge and agree that:

(1) This guarantee shall be a continuing guarantee and shall be operative and binding upon me notwithstanding that at any time settlements of account are effected or any other thing whatsoever is done, suffered or permitted and that this guarantee shall not be determined or affected or PCLEH’s rights thereunder prejudiced by the discontinuance of the obligations to PCLEH of any other person or persons or by the death or loss or diminution of capacity of any person or persons who is or are or shall become responsible in any way for the liabilities hereby guaranteed or any part thereof or by any change in the name, business, membership, directorate, powers, objects, organization or management of the Shareholder, or the amalgamation, rearrangement or dissolution of the Shareholder.

(2) Upon this guarantee bearing my signature coming into the hands of PCLEH or of any officer, agent or employee thereof the same shall be deemed to be finally executed and delivered by me and shall not be subject to or affected by any promise or condition affecting or limiting my liability except as set forth herein and no statement, representation, agreement or promise on the part of PCLEH or any officer, employee or agent thereof unless contained herein forms any part of this contract or has induced the making thereof or shall be deemed in any way to affect my liability hereunder.

(3) No alteration or waiver of this guarantee or of any of its terms, provisions or conditions shall be binding on PCLEH and no promises or representations shall be relied upon by me or shall in any way affect the enforceability of this guarantee, unless made in writing and duly executed by PCLEH under seal.

(4) PCLEH may pursue its remedies hereunder and as against the Shareholder or other person or persons or under any other security either concurrently or consecutively, and shall be entitled to all rights and remedies hereunder whether or not it shall have commenced or completed proceedings with respect thereto; provided that any monies which are recovered shall be applied first to the costs and expenses (including legal expenses on a solicitor and client basis) incurred by PCLEH in recovering such monies, and second, shall be applied to reduce my obligations hereunder pro tanto.

(5)	PCLEH may, in its absolute discretion, without notice to me:

(i)	grant extensions of time, renewals or other indulgences to the Shareholder, or any other guarantor of the Shareholder’s obligations;

(ii)	take, give up, or otherwise deal with or fail to perfect or realize upon securities from the Shareholder or any other person;

(iii)	with the concurrence of the Shareholder, make any amendments whatsoever to the Agreement;

(iv)	accept or make compromises or arrangements with the Shareholder or any other person;

(v)	enter into agreements with the Shareholder and modify existing or new agreements between the Shareholder and PCLEH; and

(vi)	otherwise deal with the Shareholder and with other persons and securities,

and I do hereby consent to the same and agree that the same shall in no way limit, lessen or otherwise affect my liability hereunder.

(6) Upon the bankruptcy or winding up or other distribution of assets of the Shareholder or of any surety or guarantor for any indebtedness of the Shareholder to PCLEH, PCLEH’s rights hereunder shall not be affected or impaired by its omission to prove its claim or to prove its full claim and PCLEH may prove such claim as it sees fit and may refrain from proving any claim and in its discretion it may value as it sees fit or refrain from valuing any security or securities held by it without in any way releasing, reducing or otherwise affecting my liability hereunder and until all indebtedness and liabilities of the Shareholder to PCLEH have been fully paid, any and all right to prove and rank for any debts or liabilities of the Shareholder to me and the full amount of all dividends in respect thereto are hereby assigned and transferred to PCLEH.

(7) All debts and liabilities, present and future, of the Shareholder to me are hereby assigned to PCLEH and postponed to the present and future debts and liabilities of the Shareholder to PCLEH and any money received by me in respect thereof shall be received in trust for and forthwith paid over to PCLEH.

(8) In the event of PCLEH making a demand upon me upon the guarantee herein contained, I shall be held and bound to PCLEH in all respects as though I was principal debtor in respect of the payment of the amounts hereby guaranteed.

(9) Demand for payment of my liabilities hereunder is not necessary but if given may be given verbally or in writing. Written demands shall be sufficiently given if delivered or mailed to the address given beneath my signature hereto or to the registered office for the Shareholder. In the event that such written demand shall have been mailed by pre-paid registered mail to the said address, such demand shall be deemed to have been received on the fifth (5th) business day following posting. All statements of claim, petitions, pleadings or other process shall likewise be deemed to have been sufficiently served upon me if left at the address appearing beneath my signature hereto or at the registered office for the Shareholder.

(10) I hereby acknowledge and agree that under no circumstances whatsoever shall I be entitled to, nor shall I claim to be entitled to, withhold the payment of any monies payable to PCLEH under the terms hereof or under or for any other indebtedness or obligation to PCLEH howsoever arising, on the grounds of set-off or otherwise.

(11) I agree to indemnify PCLEH from and against any and all costs and expenses (including, without limiting the generality of the foregoing, all costs and disbursements on a solicitor and his own client basis) incurred by PCLEH in enforcing this guarantee as against me and in executing and collecting upon any judgments so obtained.

(12) The clauses in this guarantee including this clause, are to be broadly construed to favour the interests of PCLEH (the contra proferentum rule not to apply). Without restricting the generality of the foregoing, the clauses in this guarantee shall be construed independently of one another and the interpretation of one clause hereof shall not be construed so as to limit any of the rights, protections and entitlements given to PCLEH under any other clause hereof.

(13) Any word herein contained importing the singular number shall include the plural and vice versa and any word importing the masculine gender shall include the feminine gender and vice versa and any word importing a person shall include a corporation and a partnership, firm and any entity and vice versa.

(14) This guarantee shall be binding upon me, my heirs, executors, administrators and assigns.

(15) This guarantee shall be governed by the laws of the Province of Alberta, Canada and I agree to attorn to, and do hereby attorn to, the jurisdiction of the Province of Alberta.

IN WITNESS WHEREOF I have set my hand and seal this      day of         , 2        .

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
)
Witness		Employee Signature

Address for Service

THE GUARANTEES ACKNOWLEDGEMENT ACT

CERTIFICATE OF NOTARY PUBLIC

I HEREBY CERTIFY THAT:

1.                     , the guarantor in the guarantee date the day      of          , 2         , made between                      and PCL Employees Holdings Ltd., which this certificate is attached to or noted upon, appeared in person before me and acknowledged that he/she had executed the guarantee;

2. I satisfied myself by examination of                      that he/she is aware of the contents of the guarantee and understands it.

GIVEN at                      this      day of         , 2        , under my hand and seal of office.

A Notary Public in and for the Province of Alberta

STATEMENT OF GUARANTOR

I am the person named in this certificate.

Signature of Guarantor